Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS ANNOUNCES APPOINTMENT OF CLINICAL LEADERSHIP

AND HIRES SEARCH FIRM TO FILL PRESIDENT/COO AND CIO POSITIONS

BATON ROUGE, Louisiana (September 8, 2009)—Amedisys, Inc. (NASDAQ: “AMED” or the “Company”), one of America’s leading home health and hospice nursing companies, today announced the appointment of Dr. Michael O. Fleming as the Chief Medical Officer. He is past President of the American Academy of Family Physicians (AAFP) and the Louisiana Academy of Family Physicians, and is founding Chairman of the Louisiana Health Care Quality Forum, a partnership with the State of Louisiana aiming to provide high-quality health care to the state. Dr. Fleming has served as Speaker of the Congress of Delegates of the AAFP and as Board Chair of the AAFP Board of Directors. As an active member of the medical quality field, he serves on various boards and panels to the health information technology industry. In this role as Chief Medical Officer, Dr. Fleming will lead all of our clinical quality initiatives and take an active role in shaping our future strategies.

The Company is pleased to announce that Tasha Mears, Senior Vice President of Clinical Operations has been appointed by the Centers for Medicare and Medicaid Services (CMS) as a member of the Technical Expert Panel Project: Care Transition Measure Development. This prestigious panel has been formed to develop measures used to deliver quality care to Medicare beneficiaries. Ms. Mears is one of a select clinical few nationwide who were chosen to this panel. She is a Registered Nurse, and has served at Amedisys in a number of field positions including Clinical Director, Regional Administrator, Regional Director of Business Development and Director of Episode Management. She also served as Director of Quality and Clinical Technology and as Vice President of Quality Management and Analytics prior to her current role. Ms. Mears has also contributed to several studies related to Medicare spending and hospitalization and has participated on numerous industry related quality improvement projects and panels. She will report directly to Dr. Fleming.

The Company also announced that it has engaged Russell Reynolds Associates to conduct searches to fill the positions of President/Chief Operating Officer and that of Chief Information Officer. The searches will be national in scope and will include both internal and external candidates.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Additional information on the Company can be found at:

www.amedisys.com

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